Exhibit 10.3

TRANSITIONAL SERVICES AGREEMENT

THIS TRANSITIONAL SERVICES AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2019 (the “Effective Date”) by and between (i) FMG Kentucky, LLC and FMG Valdosta, LLC, each a Delaware limited liability company (collectively, “Recipient”), and (ii) Fairway Outdoor Advertising Group, LLC, a Delaware limited liability company (“Provider”). Provider and Recipient are referred to collectively as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement (as defined herein).

RECITALS

WHEREAS, Provider and Recipient are parties to that certain Equity Purchase Agreement, dated as of October 16, 2019 (the “Purchase Agreement”), by and among Provider, as seller, Recipient, and Billboards LLC, as purchaser, a Delaware limited liability company (“Assignor”);

WHEREAS, Assignor and MediaCo Holding Inc. (“Purchaser”) are parties to that certain Assignment and Assumption of Purchase Agreement, dated as of the date hereof, pursuant to which Assignor assigned to, and Purchaser assumed and accepted, all of Assignor’s rights, title and interest in and obligations under the Purchase Agreement;

WHEREAS, pursuant to the Purchase Agreement, as assigned to Purchaser, among other things, Provider has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Provider, the Acquired Units as more particularly described in the Purchase Agreement (the “Transaction”); and

WHEREAS, in connection with the Transaction, Provider has agreed to provide or to cause one or more of its Affiliates to provide to Recipient, from and after the Effective Date, certain services on a transitional basis on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the Parties agree as follows:

1.           Transitional Services.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, Provider shall provide, or cause one or more of its Affiliates to provide, the services set forth on Schedule A (the “Transitional Services”) to Recipient. If any services, functions or responsibilities not specifically described in this Agreement are an inherent or necessary part of the Transitional Services or required for the proper performance or provision of the Transitional Services, they shall be deemed to be included within the scope of the Transitional Services to the same extent as if specifically described in this Agreement.

(b)           The Parties acknowledge that Schedule A has been prepared using general descriptions of Transitional Services. If at any time within forty-five (45) days after the Effective Date, Recipient becomes aware of any services, software or facilities (or the scope thereof) that are not expressly addressed in Schedule A but which were (i) being provided by or on behalf of a service provider to the Business during the twelve (12) month period prior to the Effective Date and are reasonably necessary for the operations of the Business, and (ii) are not readily available from a third-party service provider at a comparable cost (“Missing Services”), Recipient may provide notice thereof to Provider. Upon receipt of such notice, Provider shall be required to provide the Missing Service in substantially the same manner and at substantially the same cost as such Missing Service was operated during such prior twelve (12) month period. Provider shall implement the Missing Service as soon as reasonably practicable under the circumstances; such Missing Service shall be automatically added as a Transitional Service to Schedule A, for all purposes of this Agreement; and the Parties shall promptly meet to identify and document the scope, fees and term for such Missing Service on a reasonable basis; provided that in no event will the expiration date of the term of such missing service extend beyond the last expiration date of any other Transitional Service on Schedule A. However, the foregoing shall not apply to any such service, software or facility, the provision of which would conflict with or violate, in any material respect, any applicable Law, any contract or agreement to which Provider is a party or the rights of any third party with respect thereto.

(c)            Recipient acknowledges that Provider may provide the Transitional Services directly, through any of its Affiliates or through one or more third parties engaged by Provider to provide the Transitional Services in accordance with the terms of this Agreement.

(d)           Subject to the provisions of Sections 7 and 8, nothing in this Agreement shall require Provider to perform or cause to be performed any Transitional Service if the provision of such Transitional Service by Provider would, as a result of a material change in applicable Law following the Effective Date, conflict with or violate, in any material respect, any applicable Law, any contract or agreement to which Provider is a party or the rights of any third party with respect thereto. If Provider becomes aware of any potential conflict or violation on the part of Provider, Provider may suspend or cease providing such Transitional Service; provided that Provider promptly advises Recipient in writing of such potential conflict or violation and cooperates in good faith with Recipient to implement an alternative that resolves such conflict or violation.

2.            Standard of Care. Provider shall provide, or cause to be provided, the Transitional Services in compliance with applicable Law and in the manner and at a relative level of service, for the same purposes and with the same degree of care, skill and attention, including with respect to the quality and timeliness of such services, in all material respects, as comparable services were historically performed for the Business or for Provider’s own businesses and Affiliates.

3.            Manner of Performance; Utilization Levels; Suspension.

(a)            Provider shall provide, or cause to be provided, the Transitional Services in substantially the same manner (which will be of like kind and amount and provided in the manner and at a relative level of service, for the same purposes and with the same degree of care, skill and attention, including with respect to the quality and timeliness of such services, in all material respects), and using substantially the same processes and systems, as any such Transitional Services that have been provided to the Business in the twelve (12) month period prior to the Effective Date; provided that Provider may modify the manner in which it provides the Transitional Services to conform to modifications in the manner in which Provider or its Affiliates generally provide services to their own businesses or as required by contracts with third parties or contractors, but only if such modifications would not result in (i) a material impact on Recipient, Recipient’s Affiliates or the Business or its operations (including, for the avoidance of doubt, a material cost to Recipient) or (ii) Recipient, Recipient’s Affiliates or the Business generally being treated any less favorably than Provider or its Affiliates receiving such services. Any incremental costs relating to or arising from any such modifications to the Transitional Services shall be borne solely by Recipient; provided that no such modifications shall entitle Provider to increase the fees for the Transitional Services set forth in Schedule A.

(b)           It is the intention of the Parties that Recipient’s use of any Transitional Service shall not be materially higher than or expanded from level of utilization of the Business in the twelve (12) month period prior to the Effective Date, except as is necessary to accommodate changes to the Business after Closing relating to the separation of the Business from Provider’s and its Affiliates’ other businesses as a result of the December 2018 reorganization (including the assumption of the Transitional Services on a self-supporting basis). Provider shall have no obligation to provide Recipient with any levels of Transitional Service or changes to Transitional Services beyond that which is expressly agreed to herein or in the Purchase Agreement.

(c)            Recipient acknowledges that the Transitional Services may, from time to time, in the reasonable discretion of Provider, be interrupted or suspended in whole or in part for reasonable and ordinary course or necessary modifications or maintenance relating to the Transitional Services (the “Service Suspensions”); provided, however, that Provider shall conduct any Service Suspension for the Transitional Services consistent with past practice of the Business and similarly to treatment of, and consistent with policies, procedures and standards applicable to, the same or similar suspensions by Provider with respect to provision of similar services to its and its Affiliates’ businesses. Provider shall consider the impact of any such Service Suspensions on Recipient, cooperate in good faith with Recipient and use commercially reasonable efforts to minimize any adverse consequences to Recipient and to implement reasonable alternatives to allow performance of essential Transitional Services to continue during such Service Suspensions, in each case, consistent with the manner in which it does so for its and its Affiliates’ businesses and the past practice of the Business. Except in emergency situations in which prior notice is not possible, Provider shall notify Recipient as promptly as practicable before (or in the case of emergency situations in which prior notice is not possible, as promptly as practicable after) any Service Suspension. Notwithstanding anything to the contrary herein, following such Service Suspension, Provider shall promptly resume such Transitional Services and use commercially reasonable efforts to eliminate any Transitional Service backlog.

(d)           If Provider delegates any of its responsibilities under this Agreement to any of its Affiliates or (with the prior consent of Recipient (not to be unreasonably withheld, conditioned or delayed)) uses third-party subcontractors in the performance of its obligations under this Agreement, then Provider will impose upon such third-party subcontractor confidentiality obligations that are substantially equivalent to its confidentiality obligations hereunder, and will remain ultimately and fully responsible to the same extent as if Provider were performing such obligations itself, including ensuring that the obligations with respect to the nature, quality and standards of care set forth herein are satisfied with respect to any services provided by such Affiliate or subcontractor. Further, if Provider delegates any Transitional Service provided hereunder to a third-party subcontractor, then (except to the extent such Transitional Service has been historically provided to the Business by such subcontractor prior to the Closing Date) Provider will be responsible for any additional costs, attributable to the delegation, in excess of the costs that were actually charged to Recipient prior to such delegation to a subcontractor for such Transitional Service.

4.            Term and Termination.

(a)            The term and provision of a particular Transitional Service shall be as set forth on Schedule A (unless sooner terminated pursuant to the terms hereof) (the “Initial Term”). The term of this Agreement shall commence on the Effective Date and shall continue (unless sooner terminated pursuant to the terms hereof) until the date on which the provision of all Transitional Services has terminated or as otherwise agreed to in writing by the Parties. Recipient shall have the right to request Provider’s approval of an extension of the term relating to any Transitional Service on one (1) occasion for a period not to exceed thirty (30) days (such extension term, the “Renewal Term”). Recipient shall make such written request to Provider not less than ten (10) Business Days prior to the then-scheduled expiration date of the term relating to such Transitional Service. Provider shall not unreasonably withhold, delay or condition its approval of any such extension request by Recipient.

(b)            Provider may terminate this Agreement by giving written notice to Recipient, in the event Recipient is in breach of any payment obligation under this Agreement and fails to cure such breach within twenty (20) Business Days of receipt of written notice of such breach from Provider.

(c)            Either Party may terminate this Agreement or any Transitional Service immediately upon written notice to the other Party if the other Party voluntarily files or involuntarily has filed against it (which, in the case of an involuntary filing, is not dismissed within ten (10) Business Days of such filing), any bankruptcy, receivership, insolvency or reorganization proceeding.

(d)            Recipient may from time to time terminate this Agreement with respect to any particular Transitional Service, in whole or in part, for any reason or no reason upon providing at least five (5) Business Days’ prior written notice to Provider of such termination; provided that any actual, documented out of pocket cost incurred or continued to be borne by Provider to a third-party in connection with such termination that would not have been incurred or borne by Provider if the applicable Transitional Service had been provided for the entire term set forth on Schedule A shall be borne by Recipient (other than costs that Provider would have borne regardless of whether such Transitional Services had not been provided under this Agreement). Schedule A shall be deemed amended to reflect any terminated Transitional Service. Such termination shall be effective as of the later of (x) the date set forth in the notice or (y) five (5) Business Days after delivery of such notice to Provider. In the event of the termination of a Transitional Service that is interdependent with another Transitional Service, Provider will, upon receipt of such termination notice, inform Recipient of the nature of such interdependency and identify in writing to Recipient the Transitional Services that are interdependent with the Transitional Service proposed to be terminated and, to the extent applicable, any necessary modifications for continuation of, or an alternative means of providing, such other Transitional Service (an “Interdependent Service Notice”). If Recipient does not rescind such termination, either by informing Provider that it nonetheless wishes to terminate the Transitional Service or by failing to respond to Provider within ten (10) days after delivery of the Interdependent Service Notice, then the identified interdependent Transitional Service shall also be terminated, unless the Parties otherwise agree on modifications for continuation of, or an alternative means of providing, such interdependent Transitional Service and (if appropriate and mutually agreed upon) revised fees in connection therewith.

(e)          In the event of termination or expiration of this Agreement, this Agreement shall cease to have further force or effect, and neither Party shall have any liability to the other Party with respect to this Agreement; provided that:

(i)                the termination or expiration of this Agreement shall not release a Party from any liability or obligation that already has accrued as of or prior to the effective date of such termination or expiration, as applicable, and shall not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims which a Party may have hereunder at Law, in equity or otherwise or which may arise out of or in connection with such termination or expiration, subject to the provisions of this Agreement (including Section 11);

(ii)               this Section 4(e) (Survival), Section 9 (Disclaimers; Limitation of Liability; Indemnification), Section 10 (Confidentiality) and Section 11 (Miscellaneous) shall survive termination or expiration of this Agreement in accordance with their respective terms unless otherwise agreed to in writing by the Parties; and

(iii)              following the termination or expiration of this Agreement: (A) the Parties may negotiate for the purchase by Recipient of certain equipment, software or other materials set forth on Schedule B at prevailing market prices (taking into account age and wear and tear of such property) as determined by the Parties during such negotiations; and (B) Recipient shall have the right to offer employment to any employee of the Provider or its Affiliates who provided Transitional Services to Recipient hereunder.

(f)           Recipient shall use commercially reasonable efforts to transition off the Transitional Services as promptly as practicable following the Effective Date.

5.            Service Charges.

(a)           Fees and Expenses. The aggregate fees for the Transitional Services shall equal $5,000 per month until February 11, 2020, plus the Employee Services Charges (as defined in Exhibit A hereto). Following February 11, 2020 and until the termination or expiration of this Agreement, the aggregate fees for the Transitional Services shall equal $50,000 per month, plus the Employee Services Charges (as defined in Exhibit A hereto); provided, that if Recipient elects to terminate the Windstream services in any of its markets (i) during the Initial Term, Recipient and Provider will share cancellation fees and charges 50/50 (and thus Recipient will in such event promptly reimburse Provider for 50% of actual cancellation charges paid to Windstream) and (ii) during any Renewal Term, Recipient will be responsible for 100% of cancellation fees and charges (and thus Recipient will in such event promptly reimburse Provider for 100% of actual cancellation charges paid to Windstream). Further, in the event Provider is required to make any single expenditure in excess of $25,000 (any such item and/or service, a “Material Expenditure Item”) during the Initial Term or any Renewal Term in respect of any Transitional Service, Provider will provide written notice to Recipient of such Material Expenditure Item and the cost associated therewith and within five (5) days after receipt of such notice, Recipient will either consent or reject to the incurrence of such cost by Provider. If Recipient rejects such Material Expenditure Item, Provider shall have no obligation to continue to provide any Transitional Service associated with such Material Expenditure Item. If Recipient consents to such cost, Recipient will be responsible for 100% of the costs and expenses associated with such Material Expenditure Item and will promptly reimburse Provider for the full amount thereof.

(b)           Taxes. Recipient shall be entitled to deduct and withhold from the amounts otherwise payable in connection with this Agreement such amounts as are required to be deducted or withheld under applicable Law, and any such amounts deducted and withheld shall be treated for all purposes of this Agreement as having been paid to Provider in respect of which the deduction or withholding was made. Except as expressly noted therein, the amounts set forth in Section 5(a) with respect to each Transitional Service do not include any sales, use, goods and services or similar taxes (collectively, and together with any interest, penalties or additions to tax imposed with respect thereto, “Sales Taxes”), and Recipient shall bear the cost of any such Sales Taxes in connection with this Agreement or the performance hereof, which cost shall be in addition to the amounts required to be paid as set forth on Section 5(a) and shall be paid in accordance with Section 5(c).

(c)           Payment. Beginning on the calendar month immediately following the calendar month in which the Effective Date occurs and continuing each month until the termination of this Agreement in accordance with Section 4, Provider shall provide to Recipient an invoice on or before the fifteenth (15th) day of the month that lists the prior month’s charges. Each invoice shall set forth in reasonable detail the applicable Transitional Services provided during such period, the basis for computing the charges (including any applicable service credits, rebates, cost reductions or discounts received by Provider during the prior month) and the corresponding amounts owed. Recipient shall remit, or cause to be remitted, to Provider payment for all fees and expenses in connection with the Transitional Services within thirty (30) days after the date of the applicable invoice.

(d)           Finance Charge. If Recipient fails to make any payment due under this Agreement within fifteen (15) days of the date such payment was due to Provider, a finance charge of one percent (1.0%) per month or, if less, the maximum rate allowed by applicable Law, payable by Recipient to Provider, shall accrue on such unpaid amount from the date of the applicable invoice to the date such payment is received by Provider. In addition, Recipient shall indemnify Provider for their costs, including reasonable, documented out-of-pocket costs, including reasonable attorneys’ fees and disbursements, actually incurred to collect any unpaid amount.

6.            Cooperation; Information and Access. During the term of the Agreement, the Parties will cooperate in good faith in all matters relating to the provision and receipt of the Transitional Services. Without limiting the generality of the foregoing:

(a)           Recipient will provide Provider (and, as applicable, Provider’s Affiliates and third party providers) in a timely manner with such information and access (upon reasonable advance notice and during normal business hours) to Recipient’s or its Affiliates’ facilities as is required or reasonably requested by Provider (and, as applicable, Provider’s Affiliates), in each case, to the extent necessary to provide the Transitional Services. If either Party (the “Accessing Party”) or its Affiliates is given access, whether on site or through remote facilities, to the other Party or its Affiliates’ computer systems, electronic data storage systems or software (collectively, the “Systems”) in connection with the Transitional Services, such Accessing Party shall, and shall cause its Affiliates to, comply with the applicable system security policies, information technology procedures and user terms and requirements of the other Party, its Affiliates or any third party, as applicable. The Accessing Party shall, and shall cause its Affiliates, to access and use only those Systems for which the other Party, its Affiliates or a third party, as applicable, have granted access and use and solely for the purpose of providing or receiving the Transitional Services, as applicable.

(b)           Provider shall cooperate with Recipient and provide such reasonable consultation, information and assistance as is reasonably requested by Recipient in connection with the transfer of responsibility for the management and provision of the Transitional Services from Provider or its Affiliates to Recipient or its third-party service providers on a self-supporting basis (including with respect to the transfer of segregated data for the Business in an appropriate data format and on appropriate transfer media).

7.            Third Party Consents. To the extent that the provision of any Transitional Services to Recipient or its Affiliates under this Agreement requires any third party consents, licenses, sublicenses or approvals (collectively, “Required Consents”), Provider shall use commercially reasonable efforts to obtain such Required Consents (the costs and expenses of which shall be borne one hundred percent (100%) by Recipient) in order to permit the provision of such Transitional Services as contemplated hereby. In connection therewith, Recipient shall use commercially reasonable efforts to cooperate in connection with Provider’s efforts to obtain such Required Consents. To the extent that Provider fails to obtain any Required Consents, Provider and Recipient will cooperate in good faith to secure an arrangement that is reasonably acceptable to both Parties under which Recipient would obtain the benefit of such Transitional Service.

8.            Intellectual Property. All firmware and software (including any license rights or rights of use) copyright and any and all other Intellectual Property rights in all materials, including computer programs, documentation, reports, modifications thereof, and all other information shall be owned by the Party that (or whose Affiliate or third party service provider) developed, wrote, or produced such Intellectual Property. No license, express or implied, is being granted by the Parties under this Agreement, other than to the extent necessary for use or performance of the applicable Transitional Services.

9.           Disclaimers; Limitation of Liability; Indemnification.

(a)           Disclaimers. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT (INCLUDING AS TO STANDARD OF CARE) OR THE PURCHASE AGREEMENT, THE TRANSITIONAL SERVICES ARE PROVIDED ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTIES, CONDITIONS, GUARANTEES OR REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, AND RECIPIENT HEREBY EXPRESSLY DISCLAIMS ANY APPLICABLE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTY, CONDITION, GUARANTEE OR REPRESENTATION, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSITIONAL SERVICES.

(b)          Limitation of Liability. EXCEPT FOR LOSSES OR DAMAGES ARISING FROM A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOSS OF ANTICIPATED REVENUES OR PROFITS, FAILURE TO REALIZE EXPECTED SAVINGS, EXPENSES OF INVESTIGATION, ENFORCEMENT AND COLLECTION AND ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES) ARISING FROM ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE SERVICES, WHETHER SUCH ACTION IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE. EXCEPT FOR LOSSES OR DAMAGES ARISING FROM A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS SECTION 9 OR OTHERWISE WITH RESPECT TO THIS AGREEMENT OR ANY BREACH HEREOF FOR ANY AMOUNT IN EXCESS OF THE AGGREGATE FEES THAT ARE PAID OR PAYABLE TO PROVIDER PURSUANT TO THIS AGREEMENT.

(c)          Indemnification.

(i)               Recipient agrees to indemnify and hold harmless Provider and its directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns harmless from and against any losses, costs, judgments, awards, claims, suits, liabilities, taxes, damages and other penalties (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of or resulting from any actions, suits, claims, proceedings or demands brought by any third party to the extent related to Recipient’s (x) breach of this Agreement or (y) gross negligence, willful misconduct or fraud or violation of applicable Law; provided, however, that the foregoing indemnity shall not apply to Losses to the extent arising out of or resulting from Provider’s gross negligence, willful misconduct, fraud or violation of applicable Law or Losses which are insured under Provider’s insurance policies, including but not limited to worker’s compensation insurance.

(ii)             Provider agrees to indemnify and hold harmless Recipient and Recipient’s directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns from and against any Losses arising out of or resulting from any actions, suits, claims, proceedings or demands brought by any third party to the extent arising out of or resulting from Provider’s (x) breach of this Agreement or (y) gross negligence, willful misconduct, fraud or violation of applicable Law; provided, however, that the foregoing indemnity shall not apply to Losses to the extent arising out of or resulting from Recipient’s gross negligence, willful misconduct or fraud.

(d)          Except for defective performance of a Transitional Service arising out of gross negligence, willful misconduct or fraud and subject to Section 9(c)(ii) and Section 11(i), Recipient’s sole and exclusive non-monetary remedy for defective performance of any Transitional Service is correction or compliant re-performance of such Transitional Service.

10.          Confidentiality.

(a)           The following shall be considered “Confidential Information” for purposes of this Agreement: all information furnished by any Party, its Affiliates or its representatives (the “Disclosing Party”) to another Party, its Affiliates or its representatives (the “Receiving Party”) in connection with the provision of the Transitional Services hereunder, whether or not in writing and whether or not labeled or identified as confidential or proprietary, including information relating to the Disclosing Party’s business, business relationships and financial affairs, including inventions, trade secrets, technical information, know-how, product and pricing information and plans, research and development activities, marketing plans and activities, customer, supplier and prospect information and employee and financial information; provided that Confidential Information shall not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure in breach of this Agreement or any other obligation of confidentiality by the Receiving Party, (ii) the Receiving Party can demonstrate was or became available to the Receiving Party from a third party (not an Affiliate of Provider) not bound by any confidentiality obligation or (iii) is developed independently by the Receiving Party (after the date hereof) without reference to the Confidential Information.

(b)           Each Party, in its capacity as the Receiving Party, agrees to: (i) treat the Confidential Information of the Disclosing Party as confidential; (ii) safeguard the Confidential Information of the Disclosing Party with the same degree of care used by such Party to protect its own similar Confidential Information, but in no event less than a reasonable degree of care; (iii) only use the Confidential Information of the Disclosing Party for purposes of this Agreement; and (iv) only disclose the Confidential Information of the Disclosing Party to its employees, directors, suppliers, agents, subcontractors and professional advisers who need to know such Confidential Information for purposes of this Agreement.

(c)           Notwithstanding anything contained herein to the contrary, Sections 10(a) and 10(b) shall not restrict the Receiving Party, its Affiliates or its representatives from disclosing Confidential Information to the extent reasonably necessary in connection with the enforcement of this Agreement or as required by applicable Law or legal or regulatory process, including any tax audit or litigation. In the event that the Receiving Party, its Affiliates or its representatives become legally required by deposition, interrogatory, request for documents, subpoena, civil investigative demand, formal regulatory request or similar judicial or administrative process to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent permitted by Law, provide the Disclosing Party with prompt prior written notice of such requirement so that the Disclosing Party may seek a protective order or other similar remedy to cause such Confidential Information not to be disclosed. The Receiving Party shall reasonably cooperate with the Disclosing Party in connection with the Disclosing Party’s seeking of such protective order or similar remedy. In the event that such protective order or other similar remedy is not obtained or the Disclosing Party waives compliance with the provisions of this Section 10(c), the Receiving Party, its Affiliate or its representative, as the case may be, shall furnish only that portion of the Confidential Information that has been legally required to be disclosed, and shall exercise commercially reasonable efforts to obtain assurance that confidential treatment shall be accorded such disclosed Confidential Information.

11.          Miscellaneous.

(a)           Governing Law, Etc.

(i)                THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(ii)              The Parties agree that any dispute, controversy or claim arising out of or relating to this Agreement, or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any Law, shall be resolved exclusively in the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) and appellate courts having jurisdiction of appeals from such Delaware Courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(1)	submits for itself and its property in any action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and appellate courts having jurisdiction of appeals from any of the foregoing courts, and agrees that all claims in respect of any such action shall be heard and determined in such Delaware Courts or, to the extent permitted by law, in such appellate courts;

(2)	consents that any such action may and shall be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient forum and agrees not to plead or claim the same;

(3)	waives all right to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or its performance under or the enforcement of this Agreement;

(4)	agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 11(b); and

(5)	agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

(b)           Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile or e-mail of a PDF document (with written confirmation of transmission) if sent during normal business hours of the recipient and on the next Business Day if sent after normal business hours of the recipient or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision).

If to Recipient:

One Emmis Plaza, 40 Monument Circle
Suite 700
Indianapolis, Indiana 46204
Attention: Scott Enright, Executive Vice President, General Counsel, and Secretary
Phone:
Facsimile:
Email:

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Attention: Justin W. Chairman
Phone: (215) 963-5061
Facsimile: (215) 963-5001
Email: justin.chairman@morganlewis.com

If to Provider:

Fairway Outdoor Advertising Group, LLC
c/o GTCR Management XI LLC
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Craig A. Bondy and David A. Donnini
Phone:
Facsimile:

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Stephen L. Ritchie, P.C.,
Daniel A. Guerin and Matthew J. Schlosser
Phone: (312) 862-2000
Facsimile: (312) 862-2200

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Jennifer S. Perkins, P.C.
Phone: (212) 446-4800
Facsimile: (212) 446-4800

(c)           Force Majeure. Provider shall be excused from performance under this Agreement to the extent any force majeure, including but not limited to disaster, hurricane, fire, war, civil commotion, strike, labor shortage, slowdown or the unavailability of labor, governmental regulation, energy shortage or other occurrence, in each case, not caused by and beyond the control of Provider occurs and hinders, limits or makes impracticable the performance by Provider of any of its obligations under this Agreement. In any such event, Provider’s obligations under this Agreement shall be postponed to the extent and for such time as its performance is suspended or delayed on account thereof. Provider shall promptly notify Recipient, in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, Provider shall use commercially reasonable efforts to resume its performance with the least practicable delay.

(d)           Amendment; Waivers, Etc. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Recipient and Provider. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as expressly set forth herein, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

(e)           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns; provided that this Agreement shall not be assignable or otherwise transferable by any Party without the prior written consent of the other Party.

(f)            Other Definitions; Interpretative Provisions. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                Time of the Essence; Calculation of Time Periods. Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)              Accounting Terms. Each accounting term not defined herein has the meaning given to it under GAAP as interpreted as of the date of this Agreement.

(iii)             Dollars. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.

(iv)             Exhibits/Schedules/Construction. The Exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(v)               Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”

(vi)             Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(vii)             Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article,” “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.

(viii)            Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(ix)              Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(x)               Joint Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(g)          Entire Agreement. This Agreement (including the schedules hereto) and the Transaction Agreements constitute the entire agreement and supersede all prior agreements, understandings and representations, both written and oral, between the Parties with respect to the subject matter hereof.

(h)           Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby is consummated as originally contemplated to the greatest extent possible.

(i)            Relationship of the Parties. The services that Provider renders to Recipient under this Agreement will be as an independent contractor with respect to Recipient. Nothing contained in this Agreement will be construed to create a joint venture or partnership, or the relationship of principal and agent, or employer and employee, between Provider and Recipient.

(j)            Specific Performance. Each Party acknowledges and hereby agrees that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by Provider on the one hand, or Recipient, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Provider, on the one hand, and Recipient, on the other hand, in addition to any other right or remedy that such Party may be entitled at law or equity, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which each Party may be entitled at law or in equity.

(k)           Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 9(c), which is intended to benefit, and to be enforceable by, the Parties specified therein, this Agreement, together with the schedules hereto are not intended to confer in or on behalf of any Person not a Party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Recipient:

FMG KENTUCKY, LLC

By:	/s/ Daniel Streek
Name:	Daniel Streek
Title:	President, Secretary and Treasurer

FMG VALDOSTA, LLC

By:	/s/ Daniel Streek
Name:	Daniel Streek
Title:	President, Secretary and Treasurer

[Signature Page to Transitional Services Agreement]

Provider:

FAIRWAY OUTDOOR ADVERTISING GROUP, LLC

By:	/s/ Daniel Streek
Name:	Daniel Streek
Title:	President, Secretary and Treasurer

[Signature Page to Transitional Services Agreement]